POLICY SCHEDULE

Contract Data

Form Number **Policy Number**

Insured **Issue Date**

Issue Age and Sex **Maturity Date**

Premium Class

Premium Mode

Owner

Beneficiary As designated by you in the Application as of the Issue Date unless you later change your designations in accordance with the Policy Provisions.

Schedule of Benefits and Premiums

Face Amount	Basic Benefit	Premium	Payable	Form #

Benefit Amount	Additional Benefit Rider or Rating	Extra Premium	Payable

Total Premium

Annual Nonforfeiture Factor

The following factor is used in calculating Cash Values under your Policy beyond the years shown in this Policy Schedule. Its use is further described in the Section entitled ***Tabular Cash Value.***

Annual Nonforfeiture Factor per Thousand of Face Amount

Modal Premiums

Total modal premiums for this Policy under available modes are shown below. See ***Premiums – Amount and Frequency***.

POLICY SCHEDULE CONTINUED ON NEXT PAGE

POLICY SCHEDULE - Continued

IMPORTANT COVERAGE INFORMATION

Your Policy's Death Benefit will increase or decrease, depending on the rates of return earned by the investment options you choose. However, the Death Benefit will never be less than the Face Amount of this Policy. The amount of proceeds payable at death is adjusted by certain factors such as outstanding Policy Loans, Rider proceeds and partial Premium payments. This is described further in the Policy – ***Amount of Proceeds.*** Cash Values may increase or decrease in accordance with Separate Account experience; at the policy Maturity Date there may be little or no cash surrender to be paid.

Policy Charges

Premium Charge Percentage

Per Thousand of Face Amount Charge

Policy Charge

Modal Premium Percentage

Transfer Fee

Daily Mortality and Expense Risk Charge

The ***Separate Account*** for this Policy is First Investors Life Separate Account B. The currently available Subaccounts and the Fixed Account are identified in the Application. Allocations will be in accordance with your selections in the Application unless you later change your allocations in accordance with the Policy provisions.

Maximum Surrender Charges per $1,000 of Face Amount

POLICY SCHEDULE CONTINUED ON NEXT PAGE

POLICY SCHEDULE – Continued

Contract Limitations

Limitations in effect for your Policy are listed below.

LIMITATION	**AMOUNT**
• **Maximum Fixed Account Allocation Percentage**	
• **Maximum Fixed Account Transfer Percentage**	
• **Minimum Policy Loan Amount**	
• **Minimum Loan Repayment Amount**	
• **Minimum Amount for Transfer of Net Benefit Base**	
• **Minimum Transfer Amount for Systematic Transfer Option**	

Policy Interest Rates

Interest rates in effect for your Policy are listed below.

DESCRIPTION	**RATE**
• **Fixed Account Guaranteed Interest Rate**	
• **Loan Account Interest Rate**	
• **Assumed Interest Rate**	
• **Policy Loan Interest Rate**	
• **Reinstatement Interest Rate**	
• **Proceeds Left At Interest- Guaranteed Interest Rate**	

Mortality Table

The mortality table, which is used in the calculation of the mortality charge and in the calculation of present values, surrender values and net single premiums, is the 2017 CSO Composite Ultimate Mortality Table for Females, age last birthday adopted by the NAIC on April 6, 2016. The use of this table is further described in your Policy under Tabular Cash Value and Basis of Computation.

Important Note

THE CURRENT INTEREST RATE IS NOT GUARANTEED. We may declare current interest rates for the Fixed Account in excess of the Fixed Account Guaranteed Interest Rate. There is no guarantee that we will declare such current interest rates. This may cause Cash Values and Death Benefits to be less than those illustrated.

Administrative Office

Correspondence and Notices should be addressed to us at:

Foresters Life Insurance and Annuity Company
In Force Service Department
Raritan Plaza 1
P.O.Box 7836
Edison, NJ 08818-7836

POLICY SCHEDULE CONTINUED ON NEXT PAGE

<u>Net Single Premium per $1.00 of Insurance*</u>

POLICY SCHEDULE CONTINUED ON NEXT PAGE

POLICY SCHEDULE – Continued

<u>Tabular Values per $1,000 of Face Amount</u>

CASH VALUES AND ACCUMULATION VALUES ON FUNDS ALLOCATED TO THE VARIABLE SUBACCOUNTS ARE NOT GUARANTEED.

THE NET RETURN ON THE VARIABLE SUBACCOUNTS (GROSS RETURN LESS THE DEDUCTION FOR FUND OPERATING EXPENSES AND MORTALITY AND EXPENSE CHARGES) MUST BE AT LEAST 4.00% TO MAINTAIN THE ABOVE SCHEDULE OF CASH VALUES AND ACCUMULATION VALUES.

CASH VALUES AND ACCUMULATION VALUES WOULD BE AT LEAST EQUAL TO THOSE TABULAR VALUES IN THE ABOVE SCHEDULE IF ALL PREMIUMS WERE ALLOCATED TO THE FIXED ACCOUNT, AND THE FIXED ACCOUNT WAS CREDITED WITH AN INTEREST RATE EQUAL TO AT LEAST 4.00%; HOWEVER, THE MAXIMUM FIXED ACCOUNT ALLOCATION PERCENTAGE IS LIMITED TO 50% OF NET PREMIUM, AND THE FIXED ACCOUNT GUARANTEED INTEREST RATE IS 2.00%. ACCORDINGLY, IF ALL PREMIUMS WERE ALLOCATED TO THE FIXED ACCOUNT, AND THE FIXED ACCOUNT WAS CREDITED WITH THE FIXED ACCOUNT GUARANTEED INTEREST RATE OF 2.00%, THE RESULTING TABULAR VALUES WOULD BE LESS THAN THE TABULAR VALUES IN THE ABOVE SCHEDULE.